Exhibit 23.2

Consent of KPMG LLP

The Board of Directors and Stockholders

Excelligence Learning Corporation:

We consent to the use of our reports dated February 14, 2003, with respect to the consolidated balance sheets of Excelligence Learning Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, equity and cash flows, and the related financial statement schedule, for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

August 12, 2003